Exhibit 99.1

THOMAS PROPERTIES COMPLETES $846 MILLION IN LOAN

REFINANCINGS TO CLOSE OUT 2010 DEBT MATURITIES

July 27, 2010 – Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that TPG/CalSTRS, LLC, its joint venture with the California State Teachers’ Retirement System (CalSTRS), has closed on new first mortgage loans for San Felipe Plaza, 2500 CityWest Blvd. and Brookhollow Central, three suburban office properties in Houston, Texas. In addition, the Company has completed an extension of the construction loan secured by the remaining units at its Murano condominium tower in downtown Philadelphia. The Company has only one remaining loan maturity before the end of 2012, which the joint venture expects to refinance in the coming months.

With the closings of these loans, together with the refinancing of City National Plaza in downtown Los Angeles announced on July 12, 2010, Thomas Properties Group has completed the refinancing and extension of all of the 2010 debt maturities for its consolidated and joint venture properties, which represented over 33% of the Company’s pro rata total debt obligations, and has reduced its pro rata share of total debt obligations by approximately 18%.

As of June 30, 2010, loans with a total principal balance of approximately $846.3 million were scheduled to mature in July and August, 2010. Since June 30, 2010, all loans maturing in 2010 have been repaid, refinanced or extended, resulting in principal reductions totaling approximately $256.9 million, with average new loan maturities of over nine years. The Company’s pro rata share of these maturing obligations was approximately $232.1 million as of June 30, 2010 and the Company’s pro rata share of the resulting loan balances after the refinancing transactions is approximately $108.1 million.

“The closing of these transactions to secure long term, low cost financing at an average loan to value of approximately 50% is a great demonstration of our Company’s ability to attract highly selective debt capital seeking best-in-class sponsors, stated John Sischo,
Co-Chief Operating Officer. These transactions, along with our retirement of mezzanine debt at Two Commerce Square at a substantial discount during the fourth quarter of 2009 and the application of condominium sale proceeds toward repayment of the Murano construction loan, have resulted in the reduction of our pro rata share of debt by over 25% since the fourth quarter of 2008, when the credit markets effectively shut down.”

Jim Thomas, Chairman and CEO added, “With the completion of these important transactions, we have substantially improved our balance sheet and positioned the Company to complete the stabilization of the property portfolio and concentrate on other ways to increase shareholder value.”

The new San Felipe Plaza mortgage loan totals $110.0 million and was made by the Metropolitan Life Insurance Company. The loan bears interest at a fixed rate of 4.78% and is for a term of 8.3 years, to mature in December 2018. The San Felipe loan replaces the prior $117.7 million mortgage loan, which was retired for $116.0 million pursuant to a discounted payoff agreement with the subordinate noteholder.

The new 2500 CityWest Blvd. mortgage loan is in the amount of $65.0 million and was made by The Northwestern Mutual Life Insurance Company. The loan bears interest at a fixed rate of 5.53% and is for a term of 9.3 years, to mature in December 2019. The 2500 CityWest Blvd. mortgage replaces the prior $84.1 million first mortgage loan, which was retired for $81.0 million pursuant to a discounted payoff agreement with the subordinate noteholder.

The new Brookhollow Central loan totals $55.0 million and was made by Wells Fargo Bank. At closing, $37.0 million of the loan was funded, with an additional $3.0 million to be funded over three years and $15.0 million available for future funding of construction costs related to the redevelopment of Brookhollow Central I. The loan bears interest at LIBOR plus 2.625% and is for a three-year term plus two one-year extensions, subject to certain conditions, to mature upon final extension in July 2015. The new mortgage loan replaces the prior first mortgage loan of $48.9 million.

The Company has extended the Murano condominium construction loan with Corus Construction Venture, LLC, for one year to July 31, 2011, with the right to two six-month extensions. The loan will bear interest at the greater of 9.5% or three month LIBOR plus 3.25%.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations" in our Form 10-K for the year ended December 31, 2009 and our quarterly reports on Form 10-Q for 2010, which are filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

dlaing@tpgre.com